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                                                               Exhibit 99 (a)(7)

 [E-mail Communication to HealthGate Data Corp. Employees on December 28, 2001]

HealthGate Data Corp. has received your election to exchange outstanding options to purchase shares of HealthGate common stock for new options. Upon the terms and conditions set forth in the Offer to Exchange Outstanding Options for New Options and related materials dated November 27, 2001, HealthGate accepts for exchange all of the options described in your Election Form. Pursuant to the terms of the offer to exchange, all of the options described in your Election Form, as well as any options that have been granted to you since May 27, 2001, are cancelled as of December 28, 2001.

As promptly as practicable, we will issue to you a Promise to Grant Stock Option(s), by which we will commit to grant stock options to you on a date no earlier than July 1, 2002 covering the same number of shares as the options cancelled pursuant to the offer to exchange, provided that you remain an eligible employee on the date on which the grant is to be made.